Exhibit 3.1

FORM OF CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF BEYOND COMMERCE, INC.

BEYOND COMMERCE, INC., a corporation organized and existing under and by virtue of the Nevada Revised Statutes of the State of Nevada (the “Corporation”), does hereby certify that:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation by written consent on September 30, 2020, setting forth a proposed amendment to the Articles of Incorporation of the Corporation, as amended (the “Amendment”), declaring the Amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that, subject to stockholder approval, the Certificate of Incorporation of the Corporation be amended by deleting Article 4 in its entirety and replacing it as follows:

2.	The articles have been amended as follows (provide article numbers, if available):

Fourth; Total Number of Authorized Shares of Common Stock that may be issued is hereby increased from 3,000,000,000 shares to 5,000,000,000 shares. The Par Value of the company’s common stock remains the same at $0.001.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 50.10%

4.	Effective date of filing (optional): Upon filing

5.	Officer Signature (Required):

/s/ Geordan G. Pursglove
Geordan Pursglove, Chief Executive Officer